UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TEMPUR-PEDIC INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2012 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Tempur-Pedic International Inc.
will be held at the offices of Bingham McCutchen LLP, 13th Floor,
One Federal St., Boston, MA 02110
April 25, 2012 at 10:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Important Notice Regarding Availability of Proxy Materials:

The 2012 Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the proxy card enclosed with the paper copy of your proxy materials at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com 24 hours a day/7 days a week Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	1-800-690-6903 toll-free 24 hours a day/7 days a week Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Sign and date the proxy card and return it in the postage-paid envelope included with the paper copy of your proxy materials.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report on Form 10-K and Proxy Statement at http://www.proxyvote.com.

March 16, 2012

To our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Tempur-Pedic International Inc. to be held on Wednesday, April 25, 2012 at 10 a.m., local time, at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and Proxy Statement.

We are mailing to many of our stockholders a Notice of Availability of Proxy Materials instead of a paper copy of this Proxy Statement, our 2011 Annual Report on Form 10-K and proxy card, as permitted by the rules of the Securities and Exchange Commission. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each stockholder can receive a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report on Form 10-K and a form of proxy card. All stockholders who do not receive this Notice will receive a paper copy of the proxy materials by mail. We believe that this process conserves natural resources and reduces the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

Thank you for your ongoing support of and continued interest in Tempur-Pedic International.

Sincerely,

MARK SARVARY
President, Chief Executive Officer and Director

2012 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, APRIL 25, 2012
10:00 A.M.

NOTICE OF MEETING AND PROXY STATEMENT

YOUR VOTE IS IMPORTANT

Tempur-Pedic International Inc. (Company) will hold its 2012 Annual Meeting of Stockholders at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 on Wednesday, April, 25, 2012, at 10:00 a.m. At the Annual Meeting, stockholders will: (1) elect ten directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified; (2) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2012; (3) hold an advisory vote to approve the compensation of Named Executive Officers; and (4) transact such other business as may properly come before the meeting or any adjournment thereof.

If you are a stockholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone or by mail using the proxy card enclosed in the paper copy of your voting materials. Specific voting information is included under the caption “Voting Procedures.” Only stockholders of record at the close of business on March 2, 2012, are entitled to vote. On March 2, 2012, 63,985,627 shares of the Company’s common stock were outstanding. Each share entitles the holder to one vote.

Our Board of Directors asks you to vote in favor of the director nominees, the ratification of Ernst & Young LLP as the Company’s independent auditors and the advisory vote to approve the compensation of Named Executive Officers. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 25, 2012

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so by following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents.

All of our stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

Lou H. Jones
Executive Vice President, General Counsel and Secretary
Lexington, Kentucky
March 16, 2012

Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR-PEDIC INTERNATIONAL INC.
1713 Jaggie Fox Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on Wednesday, April 25, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2012 Annual Meeting of Stockholders of Tempur-Pedic International Inc. (Annual Meeting). The Annual Meeting will be held at 10:00 a.m., local time on April 25, 2012 at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We have sent to you the notice of availability of proxy materials. If you would like to receive a paper copy or e-mail copy of the voting materials, you may elect to do so by following the instructions on the notice of availability. Instead of receiving paper copies of our annual reports and Proxy Statements in the mail, we encourage you to elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to you as well as conserve natural resources. With electronic delivery, we will notify you by e-mail as soon as the annual report and Proxy Statement are available on the Internet, and you can easily submit your stockholder vote online. If you are a stockholder of record, you may enroll in the electronic delivery service at the time you vote by marking the appropriate box on your proxy card, by selecting electronic delivery if you vote on the Internet, or at any time in the future by going directly to www.proxyvote.com, selecting the “Investor Service Direct” option, and following the enrollment instructions. If you are a beneficial holder, you may also have the opportunity to receive annual meeting materials electronically. Please check the information provided in the proxy materials mailed to you by your brokerage firm, bank or trustee.

Notice of the meeting and Notice of Availability of Proxy Materials, which include this Proxy Statement and a proxy card, were mailed to stockholders beginning on or about March 16, 2012.  Our principal executive offices are located at 1713 Jaggie Fox Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the term “Tempur-Pedic International,” refers to Tempur-Pedic International Inc. and the terms “we,” “our,” “ours,” “us,” and “Company” refer to Tempur-Pedic International Inc. and its consolidated subsidiaries.

Q:	When is the Record Date and who may vote at the meeting?

A:
Our Board set March 2, 2012 as the record date for the meeting. All stockholders who owned Tempur-Pedic International common stock of record at the close of business on March 2, 2012 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 2, 2012, 63,985,627 shares of Tempur-Pedic International common stock were outstanding. The common stock is the only class of securities eligible to vote at the meeting.

Q:	How many votes does Tempur-Pedic International need to be present at the meeting?

A:
A majority of Tempur-Pedic International’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

●	Are present and vote in person at the meeting; or
●	Have properly submitted a proxy card, via the Internet, telephone or by mail.

Q:	What proposals will be voted on at the meeting?

A:	There are three proposals scheduled to be voted on at the meeting:
●	Election of ten (10) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified (Proposal One).
●	Ratification of the appointment of the firm of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2012 (Proposal Two).
●	Advisory vote to approve the compensation of Named Executive Officers (Proposal Three).

Q:	What is the voting requirement to approve the proposals?

A:
At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors and to approve the advisory vote on the compensation of Named Executive Officers described in this proxy statement:

●
Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions).

●
Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2012 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

●
Approval of the advisory vote on the compensation of Named Executive Officers requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

Q:	If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A:
Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items.  In contrast, brokerage firms may not vote to elect directors or on stockholder or other proposals, including proposal three in this Proxy Statement, because those proposals are considered “non-discretionary” items.  Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on some, but not all, of the proposals described in this proxy statement.  Broker non-votes will not be considered in determining the number of votes cast in connection with non-discretionary items.

Q:	How would my shares be voted if I do not specify how they should be voted?

A:
If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board of Directors to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

Proposal One: “FOR” the election of ten directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified.

Proposal Two: “FOR” the ratification of the appointment of the firm of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2012.

Proposal Three: “FOR” the advisory vote to approve the compensation of Named Executive Officers.

Q:	How may I vote my shares in person at the meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from the stockholder of record (your stockbroker or bank) in order to vote at the meeting.

Q:	How may I vote my shares without attending the meeting?

A:
You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you can vote by proxy in three convenient ways:

Via Internet:  Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy materials.

By Telephone:  Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy materials.

In Writing:  Complete, sign, date and return your proxy card in the enclosed postage-paid envelope (if you have received a paper copy of the voting materials).

If your shares are held in street name, you may vote by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by mail. Please refer to the instructions provided to you by your stockbroker or nominee.

If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy card?

A:
You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date via internet, telephone or mail or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What is Tempur-Pedic International’s voting recommendation?

A:
Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board (Proposal One), “FOR” the ratification of the appointment of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2012 (Proposal Two) and “FOR” the advisory vote to approve the compensation of Named Executive Officers (Proposal Three).

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published on Form 8-K within four days after the meeting date.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

Tempur-Pedic International’s Board of Directors currently consists of ten members, each serving a one-year term. The nominees for this year’s election of directors include: Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane, Mark Sarvary and Robert B. Trussell, Jr. The nominees, if elected, will each serve a one-year term until Tempur-Pedic International’s annual meeting in 2013 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our executive officers and directors.

VOTE REQUIRED

Each director will be elected by the vote of a majority of the votes cast.  This means the number of votes cast “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).  Each director elected will serve a one-year term until Tempur-Pedic International’s annual meeting of stockholders in 2013 or until his or her respective successor is elected and qualified. Any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 56, has served as a member of Tempur-Pedic International’s Board of Directors since December 2009.  Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc., HighMark Funds and Russell ETF, as well as Blue Shield of California and other non-profit boards. In the past five years, Ms. Dilsaver has also served as a director of Longs Drugs and Tamalpais Bancorp. In September 2010, Tamalpais Bancorp filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses to the Board as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Frank Doyle, 63, has served as a member of Tempur-Pedic International’s Board of Directors since April 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, a global manufacturer of industrial products, since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was Global Technology Industry Leader and a member of the firm’s Global Leadership Team. He currently serves on the Board of Directors of Liberty Mutual Holding Company, Inc. where he is a member of the executive and the investment committees and chairs the audit committee.  In the past five years, Mr. Doyle has served as a director of Citizens Financial Group where he was a member of the executive committee and chaired the compensation committee, as a trustee of the Joslin Diabetes Center where he chaired the finance committee and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College. Mr. Doyle’s board leadership roles, his experience as the President and Chief Executive Officer of a global manufacturer and his years of experience at PricewaterhouseCoopers allows him to lend considerable financial, accounting and business skills to the Board.

John A. Heil, 59, has served as a member of Tempur-Pedic International’s Board of Directors since March 2008.  Since February 2005, he has served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food/supplies and subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005 he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil has been a member of the board of directors and a member of the audit committee of VCA Antech, Inc., a NYSE listed company, since February 2002, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings a remarkable depth of operational and strategic experience to the Board.

Peter K. Hoffman, 63, has served as a member of Tempur-Pedic International’s Board of Directors since October 2006. From January 2000 until his retirement at the end of 2006, Mr. Hoffman served as President of Global Grooming for The Gillette Company and then The Procter & Gamble Company (following The Procter & Gamble Company’s acquisition of The Gillette Company in October 2005). Mr. Hoffman spent over 34 years with The Gillette Company and Procter & Gamble in executive positions both in North America and Europe, including roles as President, Global Blades and Razors; President, Duracell North Atlantic; and President, Braun North America. Mr. Hoffman received an A.B. degree in Economics from Columbia University and an M.B.A. degree with distinction from the Tuck School of Business, Dartmouth College, where he was elected an Edward Tuck Scholar.  Mr. Hoffman brings extensive experience with consumer products marketing and advertising, new product creation, strategy, and multi-national and global business to the Board.

Sir Paul Judge, 62, has served as a member of Tempur-Pedic International’s Board of Directors since July 2004. Sir Paul Judge is chairman of the British-North American Committee and Deputy Chairman of the American Management Association, and President of the United Kingdom Chartered Institute of Marketing. After thirteen years working for Cadbury Schweppes, Sir Paul led the buyout of that company’s food operations to form Premier Brands, becoming its chairman. Sir Paul Judge was subsequently chairman of Food from Britain, director general of the Conservative Party and a ministerial adviser at the UK Cabinet Office. Sir Paul Judge has served on the board of Abradji Capital of Dubai since 2009, Eurasian Natural Resources Corporation PLC since December 2007, Standard Bank Group Ltd of Johannesburg since June 2003 and Schroder Income Growth Fund plc since December 1995, and as a member of the Advisory Board for Barclays Private Bank. In 1996, he became a Knight Bachelor in recognition of his public and political service. He was an Open Scholar at Trinity College, University of Cambridge, graduating in 1971, and received an M.B.A. in 1973 from the Wharton Business School. In addition to his broad business experience, Sir Paul Judge brings an international perspective to the Board and invaluable management operating experience in Europe and elsewhere outside of North America.

Nancy F. Koehn, 52, has served as a member of Tempur-Pedic International’s Board of Directors since March 2004. Ms. Koehn is the James E. Robison Professor of Business Administration at the Harvard Business School. She has been a Professor of Business Administration at Harvard Business School since July 2001. From July 1997 through June 2001, Ms. Koehn was an Associate Professor at Harvard Business School.  From July 1991 through June 1997, she was an Assistant Professor at Harvard Business School. She is the author of a number of books on various business topics, including her most recent book The Story of American Business: From the Pages of the New York Times, and has written and supervised numerous articles and case studies. Ms. Koehn consults with many companies and speaks frequently before business leaders on a range of subjects including leadership, connecting with customers in turbulent times, and strategic branding.  Ms. Koehn writes regularly for the New York Times, the Washington Post, the Huffington Post and she is a frequent contributor to NPR.  In the past five years, Ms. Koehn has also served as a director of ING North American Advisory Board and Seniorbridge Family Companies.  Ms. Koehn holds a B.A. degree from Stanford University, an M.A. degree in Public Policy from the Harvard University Kennedy School of Government and an M.A. degree and a Ph.D. degree in European History from Harvard University. As a professor and academic, Ms. Koehn brings diverse business experience and a unique perspective to the Board.

Christopher A. Masto, 44, has served as a member of Tempur-Pedic International’s Board of Directors since November 2002. Mr. Masto is a Senior Managing Director of Friedman Fleischer & Lowe, LLC, a private equity firm, which he co-founded in 1997. Prior to 1997, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co., where he worked as an investment banker. He currently serves on the board of Archimedes Technology Group, Speedy Cash Holdings Corp and TriTech Software Systems. Mr. Masto graduated magna cum laude from Brown University with an Sc.B. in Electrical Engineering and received his M.B.A. degree from Harvard Business School. With considerable experience in private equity and investment banking, Mr. Masto brings to the Board in-depth experience in strategic planning and finance.

P. Andrews McLane, 64, has served as Chairman of Tempur-Pedic International’s Board of Directors since November 2002. His career began in 1973 with the State Street Bank.  Mr. McLane joined TA Associates, Inc. in 1979, became a Managing Director in 1982 and Senior Managing Director in 1997, and served on TA Associate’s Executive Committee for 20 years. He became a Senior Advisor of the firm in 2008. Mr. McLane is a Director of Numeric Investors LLC, First Eagle Investment Management Inc. and the U.S. Ski and Snowboard Team Foundation.  Mr. McLane also serves on the boards of the Cambridge Boat Club, St. Paul’s School and the Museum of Fine Arts, Boston.  In the past five years Mr. McLane has also been on the Board of Advisory Research, Inc.  Mr. McLane graduated from Dartmouth College with an A.B. degree and from the Tuck School of Business at Dartmouth with an M.B.A. degree. Mr. McLane brings invaluable significant strategic insight and business experience to the Board with his long career in private equity with a focus on financial services, business services and consumer industries.

Mark Sarvary, 52, has served as a member of Tempur-Pedic International’s Board of Directors since August 2008. Mr. Sarvary joined Tempur-Pedic International in June 2008 and serves as President and Chief Executive Officer of Tempur-Pedic International. Prior to joining Tempur-Pedic, from January 2008 until June 2008, Mr. Sarvary served as an Operating Partner with CVC Capital Partners, a global private equity firm. Prior to CVC, from March 2004 to October 2007, Mr. Sarvary was the Executive Vice President and President of Campbell Soup Company, North America division, responsible for $6 billion in business, including Campbell Soup, Pepperidge Farm, Pace, Prego and V8 as well as Godiva’s global business. From 2002 until 2004, Mr. Sarvary was the President of Campbell’s Pepperidge Farm division. Prior to joining Campbell’s, from 1999 to 2002, Mr. Sarvary was the CEO of J. Crew Group, Inc., and from 1993 to 1999 he worked for Nestle, most recently as the President of the Stouffer’s Frozen Food division. Earlier in his career, Mr. Sarvary worked as a strategy consultant with Bain & Company and in sales and marketing roles with IBM in Europe. Mr. Sarvary received his B.Sc. in Physics from Kent University in the United Kingdom and an M.B.A. from INSEAD Business School in France. Mr. Sarvary is an accomplished business leader, through his private equity experience coupled with his considerable experience as an executive for large global companies, who brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

Robert B. Trussell, Jr., 60, has served as a member of Tempur-Pedic International’s Board of Directors or its predecessors since 1992, and has served as Vice Chairman of the Board of Directors since April 2006. Mr. Trussell served as Chief Executive Officer of Tempur-Pedic International until May 2006, and served in that capacity at Tempur-Pedic International or its predecessor since November 2002. From 1994 to December 2004, Mr. Trussell served as President of Tempur-Pedic International or one of the predecessors to Tempur-Pedic International. Prior to joining Tempur-Pedic International, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of the Company, Mr. Trussell brings management experience and a historical perspective to the Board.

Executive Officers

Name	Age	Position
Mark Sarvary	52	President and Chief Executive Officer
Dale E. Williams	49	Executive Vice President and Chief Financial Officer
Richard W. Anderson	52	Executive Vice President and President, North America
Matthew D. Clift	52	Executive Vice President of Global Operations
Lou H. Jones	61	Executive Vice President, General Counsel and Secretary
David Montgomery	51	Executive Vice President and President of International Operations
Brad Patrick	47	Executive Vice President and Chief Human Resources Officer
Bhaskar Rao	46	Chief Accounting Officer and Senior Vice President Finance

Dale E. Williams joined Tempur-Pedic International in July 2003 and serves as Executive Vice President and Chief Financial Officer. From November 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International, Inc. From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company, most recently as Vice President and Chief Financial Officer of GE Information Services, Inc. Mr. Williams received his B.A. degree in finance from Indiana University.

Richard W. Anderson joined Tempur-Pedic International in July 2006 and serves as Executive Vice President and President, North America.  From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell.  Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson obtained B.S. and M.B.A. degrees from Virginia Tech.

Matthew D. Clift joined Tempur-Pedic International in December 2004 and serves as Executive Vice President of Global Operations, with responsibilities including manufacturing and research and development. From 1991 to December 2004, Mr. Clift was employed by Lexmark International where he most recently served as Vice President and General Manager of the consumer printer division. From 1981 to 1991, Mr. Clift was employed by IBM Corporation and held several management positions in research and development and manufacturing. Mr. Clift obtained his B.S. degree in chemical engineering from the University of Kentucky.

Lou H. Jones joined Tempur-Pedic International in June 2009 and serves as Executive Vice President, General Counsel and Secretary. From July 2007 to January 2009, Ms. Jones was employed by Papa John’s International, where she served as General Counsel. From March 1998 to July 2007, Ms. Jones was employed by Blockbuster Inc., serving as Senior Vice President, Corporate and International Law.  From May 1984 to March 1998, Ms. Jones was a partner and shareholder at the law firm of Thompson & Knight. Ms. Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

David Montgomery joined Tempur-Pedic International in February 2003 and serves as Executive Vice President and President of International Operations, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Brad Patrick joined Tempur-Pedic International in September 2010 and serves as Executive Vice President and Chief Human Resources Officer. From 2005 to September 2010, Mr. Patrick was employed by the Sara Lee Corporation where he served as Senior Vice President of Human Resources. Mr. Patrick was employed by The Gillette Company from 2004 to 2005, which later became part of The Procter & Gamble Company, Delta Air Lines from 2000 to 2004 and Frito Lay, Inc. from 1988 to 2000 where he held several senior human resources positions. Mr. Patrick received his B.A. from the University of Kentucky with an emphasis in Personnel and Industrial Relations.

Bhaskar Rao joined Tempur-Pedic International in January 2004 and since April 2011 has served as Senior Vice President Finance and Chief Accounting Officer. From February 2010 to April 2011, Mr. Rao served as Senior Vice President of Strategic Planning and Corporate Development and Chief Accounting Officer. From May 2006 to February 2010, Mr. Rao served as Vice President of Strategic Planning and Chief Accounting Officer. From October 2005 to May 2006, Mr. Rao served as Vice President of Strategic Planning. From January 2004 to October 2005, he served as Director of Financial Planning and Analysis. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group.  Mr. Rao was employed by Arthur Andersen from 1994 until 2002.  Mr. Rao graduated from Bellarmine University with B.A. degrees in Accounting and Economics. Mr. Rao is also a Certified Public Accountant.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to our corporate governance and related matters are available on our website at: http://investor.tempurpedic.com/ under the caption “Corporate Governance”:

●	By-Laws
●	Core Values
●	Corporate Governance Guidelines
●	Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
●	Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters
●	Certificate of Incorporation
●	Audit Committee Charter
●	Compensation Committee Charter
●	Nominating and Corporate Governance Committee Charter
●	Contact the Presiding Director

Copies may also be obtained, free of charge, by writing to:  Tempur-Pedic International Inc., 1713 Jaggie Fox Way Lexington, Kentucky 40511, Attention: Investor Relations.  Please specify which document you would like to receive.

Certificate of Incorporation and Bylaws; Majority Voting for Directors

Tempur-Pedic International’s By-Laws provide that a director in an uncontested election will be elected by a majority of votes cast (excluding abstentions) at a stockholder meeting at which a quorum is present. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (excluding abstentions). If an incumbent director fails to receive the requisite vote, the director must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In an election for directors where the number of nominees exceeds the number of directors to be elected – a contested election – the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.  Previously, a director was elected by a plurality of votes cast at a meeting where a quorum was present.  Neither Tempur-Pedic International’s Certificate of Incorporation nor its Bylaws provide for a classified Board of Directors.

Board of Directors’ Meetings

The Board of Directors held eight meetings in 2011. The Securities and Exchange Commission (SEC) requires disclosure of the name of any director who, during the last full fiscal year (calendar year 2011), attended fewer than 75% of the aggregate of the total number of meetings of (i) the Board during the period for which he or she has been a director and (ii) all committees of the Board on which the director served during the periods that he or she served.  Each director attended more than 75% of the combined total number of meetings of the Board of Directors and its committees held in 2011 during the period in which they served as directors or committee members.

Directors’ Independence

Our corporate governance guidelines provide that a majority of the Board of Directors shall consist of independent directors within the meaning of the New York Stock Exchange Rules governing the composition of the Board of Directors and its committees (NYSE Independence Rules).  The Board of Directors has determined that none of Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are “independent” for purposes of the NYSE Independence Rules.

The Board of Directors has determined that Mark Sarvary does not qualify as an independent director under the NYSE Independence Rules because he serves as President and Chief Executive Officer of Tempur-Pedic International.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer.  Currently, the Board believes that the separation of the chairman and chief executive officer positions is the most appropriate structure for the company and has had a separate Chairman and Chief Executive for the past nine years.  Since the formation of Tempur-Pedic International in 2002, P. Andrews McLane has served as the Chairman of the Board while Robert Trussell, Thomas Bryant and Mark Sarvary have each served in the role of Chief Executive Officer and a member of the Board.  By having a separate Chairman and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to running the operations of the Company while the Chairman assumes the responsibility of running the Board.  In addition, the Board believes it is beneficial to have an independent Chairman whose sole job is leading the Board, as the independent chairman may more effectively and objectively monitor the performance of the Company and the Chief Executive Officer.  Having the Chief Executive Officer serve on the Board of Directors ensures that the Board contains the individual most familiar with the Company’s business and industry and most effective at identifying strategic priorities and implementation of the Company’s strategy, while also retaining an independent leader.

The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning.  Therefore, the Board periodically reviews its leadership structure.

Board of Director’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions.  As discussed elsewhere in this proxy statement, the Board of Directors has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee.  The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur-Pedic International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance.  The Audit Committee regularly reports to the Board of Directors with respect to its oversight of these important areas. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement.

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

The members of the Audit Committee during 2011 were Frank Doyle (Chair), Evelyn S. Dilsaver, Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn. Effective December 31, 2011, Ms. Koehn requested to step down from the Audit Committee due to time constraints. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the SEC. The Board has also determined that Mr. Doyle, Ms. Dilsaver, Mr. Hoffman and Sir Paul Judge are audit committee financial experts within the meaning of Item 407 (d) (5) (ii) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (Exchange Act) and has “accounting or related financial management expertise” within the meaning of the applicable New York Stock Exchange rules. The Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to Tempur-Pedic International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

●	reviewing the scope of internal and independent audits;
●	reviewing the Company’s quarterly and annual financial statements and annual report on Form 10-K;
●	reviewing the adequacy of management’s implementation of internal controls;
●	reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;
●	reviewing the Company’s business conduct and ethics policies and practices;
●	reviewing the Company’s policies with respect to risk assessment and risk management;
●
reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

●	preparing an annual evaluation of the committee’s performance;
●	reporting regularly to the Board on the committee’s activities; and
●	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistle blower procedures, which provide for the (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur-Pedic International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

The Audit Committee met ten times in 2011. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/  under the caption “Corporate Governance.”

The Compensation Committee

The members of the Compensation Committee are Peter K. Hoffman (Chair), Frank Doyle, John A. Heil and Sir Paul Judge. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the NYSE Independence Rules. The committee’s responsibilities include:

●
reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, evaluating at least once a year the chief executive officer's performance in light of these established goals and objectives and, based upon these evaluations, determining and approving the chief executive officer's annual compensation, including salary, bonus, incentive and equity compensation;

●
reviewing on an annual basis the Company's compensation structure for officers and employees other than the chief executive officer and making recommendations to the Board regarding the compensation of these officers and employees;

●	overseeing the development of executive succession plans and the leadership development and training of the Company’s executive team;
●	reviewing on an annual basis the Company’s compensation structure for its directors and making recommendations to the Board regarding the compensation of directors;
●
reviewing the Company's incentive compensation and stock-based plans and recommending changes in such plans to the Board as needed, having and exercising all the authority of the Board with respect to the administration of such plans;

●
reviewing executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), and other applicable laws, rules and regulations;

●	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
●	reviewing with management the “Compensation Discussion and Analysis” section in the Company’s Proxy Statement;
●	preparing and publishing an annual executive compensation report in the Company's Proxy Statement;
●	preparing an annual evaluation of the committee's performance;
●	reporting regularly to the Board on the committee's activities;
●	performing any other activities consistent with the committee’s charter, the Company's by-laws and governing law, as the committee or the Board deems appropriate; and
●	with respect to any reference in the committee’s charter to NYSE or SEC requirements, complying with these requirements when listed by the NYSE or subject to the requirements of the SEC.

The Compensation Committee, in its role as administrator under the Company’s Amended and Restated 2003 Equity Incentive Plan, as amended (the 2003 Equity Incentive Plan), has delegated authority to the Company’s President and Chief Executive Officer to grant equity awards within certain specified parameters.

In determining the incentive compensation of our executive officers, our President and Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s executive officers and directors.   In 2011, the Compensation Committee engaged Cook to update the competitive analysis of executive compensation levels and structure. For a further description of the services Cook has provided, see “Executive Compensation and Related Information – Compensation Discussion and Analysis.”

Cook does no work for management unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management.

The Compensation Committee met seven times in 2011.  A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/, under the caption “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of Tempur-Pedic International or has any interlocking relationships as set forth in applicable SEC rules.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Christopher A. Masto (Chair), John A. Heil, Nancy F. Koehn and P. Andrews McLane. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. The committee’s responsibilities include:

●	identifying individuals qualified to become members of the Board;
●	recommending to the Board director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;
●	developing appropriate criteria for identifying properly qualified directorial candidates;
●	annually reviewing and recommending to the Board members to each standing committee of the Board;
●	preparing an annual evaluation of the committee’s performance and reporting regularly to the Board concerning actions and recommendations of the committee;
●	establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer;
●	reviewing and evaluating related party transactions; and
●	developing and recommending to the Board corporate governance guidelines for the Company.

The Nominating and Corporate Governance Committee met three times in 2011.  A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance.”

Policy Governing Related Party Transactions

In March 2007, our Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year end, involving the Company and its directors, executive officers, beneficial owners of more than 5% of the Company’s common stock, and their immediate family members or affiliates. In reviewing a transaction or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board.  The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.  The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.  Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills and business experience.  Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced.

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; independence; reputation for integrity, honesty and adherence to high ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees.  In addition, the Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

In addition to fulfilling the above criteria, nine of the ten nominees for re-election named above are considered independent under the NYSE rules.  Mr. Sarvary is not considered independent because he is an employee of the Company. The Nominating and Corporate Governance Committee believes that all ten nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, manufacturing, consumer product companies, sales, marketing and international business.  Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Doyle brings significant accounting and auditing skills based on his long experience as an accountant, and also brings significant manufacturing and international experience based on his experience as a chief executive officer.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Hoffman brings significant experience in the branded consumer products industry as a result of his long career with The Gillette Company and The Procter & Gamble Company, including significant marketing and international experience.

Sir Paul Judge brings significant executive and financial experience in the food industry, and as a UK citizen brings an international perspective to the Board.

Ms. Koehn’s experience at Harvard Business School and as a leading consultant brings significant expertise in strategic branding and marketing.

Mr. Masto has significant experience in private equity, management consulting and investment banking, and brings deep financial and analytical skills.

Mr. McLane has significant experience as a private equity investor and brings significant financial and investment experience, as well as significant experience as a director of a large number of companies, both public and private, over the years.

Mr. Sarvary serves as our Chief Executive Officer and has significant experience in senior management positions with consumer businesses.

Mr. Trussell brings management experience and a historical perspective to the Board as former Chief Executive Officer and a principal founder of the Company.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and the composition of the Board of Directors.  This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

●	a reputation for integrity, honesty and adherence to high ethical standards;
●	the ability to exercise sound business judgment;
●	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and
●	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment existing skills and experience of the Board of Directors, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations.  Further, consideration is given to having a diversity of background, experience, skill and perspective among the directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the directors represent a range of differing professional positions, industry sectors, expertise and geographic representation.  The Board does not have a specific policy with respect to the diversity of its directors, and diversity is only one consideration when selecting and nominating directors.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating nominees for director.  Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders, the Committee believes that the process it uses to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. The Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Committee's specified qualifications. The Committee may also receive recommendations from existing directors, executive officers, key business partners and trade or industry affiliations. The Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2011, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under “Director Qualifications.” Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of:  Tempur-Pedic International Inc., 1713 Jaggie Fox Way, Lexington, Kentucky 40511, Attention:  Corporate Secretary. In addition, the Company’s Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading “Stockholder Proposals for 2013 Proxy Statement.”

Designation of, and Communication with, Tempur-Pedic International’s Board of Directors through its Presiding Director

The Board of Directors has designated P. Andrews McLane as the “presiding director” as that term is defined in applicable NYSE Independence Rules. Stockholders or other interested parties wishing to communicate with our Board of Directors can call (859) 514-4605 and leave a message for the presiding director. You may also contact the presiding director by e-mail at presidingdirector@tempurpedic.com or by going to Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance — email the Presiding Director.” Regardless of the method you use, the presiding director will be able to view your unedited message. The presiding director will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) directors without management present, are held regularly.  In 2011, executive sessions were held after four regularly scheduled meetings of the Board of Directors. Executive sessions are led by P. Andrews McLane, the presiding director.

Charitable Contributions

Tempur-Pedic International has not made any charitable contributions to any charitable organization in which a director serves as an executive officer in which, within the preceding three years, such contributions in any single year exceeded the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on April 26, 2011, nine of the ten directors standing for re-election on the Board attended.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 2, 2012 regarding the beneficial ownership of our outstanding equity securities by:

●	each person known to beneficially own more than 5% of Tempur-Pedic International’s outstanding common stock;
●	each of Tempur-Pedic International’s directors and Named Executive Officers (as defined below in “Executive Compensation and Related Information”); and
●	all of Tempur-Pedic International’s directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.  As of the close of trading on March 2, 2012, there were 63,985,627 shares of common stock outstanding.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned

Name of Beneficial Owner:	Number of Shares	Percentage of Class
5% Stockholders:
FMR LLC (1)	9,139,117	14.3%
Chieftain Capital Management, Inc. (2)	5,183,058	8.1%
Blackrock, Inc. (3)	3,606,194	5.6%
Wellington Management Company, LLP (4)	3,581,445	5.6%
The Vanguard Group, Inc. (5)	3,309,757	5.2%

Executive Officers and Directors:
Mark Sarvary (6),(7)	580,000	*	%
Dale E. Williams (6),(7)	362,129	*	%
Richard W. Anderson (6),(7)	211,577	*	%
Matthew D. Clift (6),(7)	25,862	*	%
David Montgomery (6),(7)	496,260	*	%
Evelyn S. Dilsaver (6),(7)	12,114	*	%
Frank Doyle (6),(7)	104,923	*	%
John Heil (6),(7)	16,748	*	%
Peter K. Hoffman (6),(7)	80,973	*	%
Sir Paul Judge (6),(7)	8,064	*	%
Nancy F. Koehn (6),(7)	88,973	*	%
Christopher A. Masto (6),(7),(8)	168,327	*	%
P. Andrews McLane (6),(7),(9)	371,340	*	%
Robert B. Trussell, Jr. (6),(7),(10)	75,023	*	%
All executive officers and directors as a group (17 persons):	2,718,973	4.1%

*	Represents ownership of less than one percent

(1)
Amounts shown reflect the aggregate number of shares of common stock held by FMR LLC based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2012.  The address of FMR LLC is 82 Devonshire Street, Boston, MA, 02109.

(2)
Amounts shown reflect the aggregate number of shares of common stock held by Chieftain Capital Management, Inc. based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012.  The address of Chieftain Capital Management, Inc. is 510 Madison Avenue, New York, NY 10022.

(3)
Amounts shown reflect the aggregate number of shares of common stock held by Blackrock, Inc. based on information set forth in a Schedule 13G filed with the SEC on February 9, 2012. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY, 10022.

(4)
Amounts shown reflect the aggregate number of shares of common stock held by Wellington Management Company, LLP based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2012.  The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA, 02210.

(5)
Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group, Inc. based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2012.  The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355.

(6)
Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 2, 2012, or that will become exercisable within 60 days after that date:

Name	Number of Shares	Name	Number of Shares
Mark Sarvary	580,000	John A. Heil	3,323
Dale E. Williams	170,942	Peter K. Hoffman	80,973
Richard W. Anderson	197,028	Sir Paul Judge	7,723
Matthew D. Clift	2,028	Nancy F. Koehn	88,973
David Montgomery	258,694	Christopher A. Masto	60,523
Evelyn S. Dilsaver	12,114	P. Andrews McLane	5,815
Frank Doyle	98,923	Robert B. Trussell, Jr.	24,923
All executive officers and directors as a group			1,704,294

(7)
The number of shares reported excludes the Deferred Stock Units granted to non-employee members of the Board of Directors that will not be converted into common stock within 60 days after the record date and the Performance Restricted Stock Units granted to executive officers that have not vested as of the record date.

(8)	Includes 107,804 shares of common stock held in revocable trust for the benefit of Mr. Masto’s children.

(9)
Includes 254,943 shares of common stock which Mr. McLane may be deemed to have an indirect pecuniary interest as his spouse is the trustee of 10 trusts holding these shares in the aggregate for the benefit of his children and grandchildren.

(10)	Includes 50,000 an aggregate number of shares of common stock, owned by RBT Investments, LLC and Robert B. Trussell, Jr. and Martha O. Trussell, Tenants in Common.

TEMPUR-PEDIC INTERNATIONAL INC.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) provides information about the material components of our executive compensation programs for our Named Executive Officers (NEOs), whose compensation is set forth in the 2011 Summary Compensation Table and other compensation tables contained in this proxy statement:

●	Mark Sarvary, President and Chief Executive Officer (CEO);
●	Dale Williams, Executive Vice President and Chief Financial Officer;
●	Rick Anderson, Executive Vice President and President, North America;
●	David Montgomery, Executive Vice President and President, International; and
●	Mathew Clift, Executive Vice President of Global Operations

Our executive compensation program is designed to attract, motivate and retain the leaders of our business.  By rewarding our executives for Company performance and execution of key business plans and strategies, our compensation program creates long-term value for our stockholders. This CD&A explains how the Compensation Committee of the Board of Directors (the Board) made compensation decisions in 2011 and in early 2012 for our NEOs.

Executive Summary

2011 Business Performance Highlights

The Company achieved excellent results in 2011. For the second consecutive year, performance significantly exceeded the Company’s budget and showed strong progress towards our aggressive five-year strategic growth objectives. Significant growth was achieved in both our North America and International segments. Outstanding 2011 performance was achieved across many key metrics, even as the Company faced a backdrop of macroeconomic uncertainty and slow growth in the overall global mattress market.

Key Measures	2011 Results	2010 Results	% Change from Prior Year
Net Sales	$1.4 Billion	$1.1 Billion	+28%
Diluted EPS	$3.18	$2.16	+47%
Operating Cash Flow	$249 Million	$184 Million	+35%

The Company also performed well against its strategic objectives. New product launches played a major role in supporting our sales growth including:

●	Continued growth of the Tempur-Cloud® line in North America;
●	Roll-out of Tempur® Cloud Collection into International markets;
●	Launch of the revamped Tempur-Contour™ Collection in North America.

During 2011, consistent with our strategy, we made additional investments in advertising to increase brand awareness and drive current year and future growth in certain key North America and International markets.  Investments in advertising were increased to 10.5% of Net sales, up from 8.7% in 2010.

During 2011, pursuant to Board-approved share repurchase programs, the Company purchased 6.5 million shares of the Company’s common stock, returning $368.5 million to stockholders.

2011 and 2012 Compensation Actions for NEO’s

At Tempur-Pedic International’s 2011 Annual Stockholders Meeting, we received overwhelming support for our executive compensation policies and procedures, with stockholders holding 99% of the shares present and entitled to vote, voting in favor of our policies and procedures.   Continuing with past practice, the Compensation Committee made decisions consistent with our compensation philosophy and objectives over the past twelve months. These actions recognized the Company’s outstanding 2011 performance and continued to align executive pay with Company performance results.

2011 Actions

●
We increased base salaries for our NEOs in 2011, following two years of no adjustment. These salary increases reflect strong Company performance results and the goal of maintaining alignment with peer group medians for base salary.

●	We awarded annual incentive payouts with respect to 2011 performance consistent with our above-target 2011 business results.
●
We granted long-term incentives at a level above peer group median, consistent with our profile as a high growth company.  The mix of stock options and performance restricted stock units (PRSUs) moved to 25% stock options and 75% PRSUs, for NEOs other than Mr. Sarvary, from 50%/50% in 2010 to address the lower efficiency of stock options due to a higher Black-Scholes value to stock price ratio than in previous years.

2012 Actions

●	Base salaries for our NEOs for 2012 remain at 2011 levels.
●	Target bonus payout as a percentage of salary for our NEOs, other than our CEO, increased from 55% to 60%, consistent with an increase in the peer group median.
●	Long-term incentive grants were made at levels above peer group median, consistent with our compensation philosophy, and at a mix of 25% stock options and 75% PRSUs for NEOs.

Compensation Best Practices

Our compensation program features specific elements designed to align the executive compensation with long-term stockholder interests. We also strive to implement and maintain best practices in our compensation program. These practices include:

●
Requiring our executives to meet meaningful stock ownership requirements and to retain at least 50% of the total number of shares granted to them under the Company’s compensation plans until the guidelines have been met. We also have stock ownership requirements for our non-employee directors, as discussed elsewhere in this Proxy Statement.

●	Prohibiting the repricing or exchange of equity awards without stockholder approval.
●	Engagement by the Compensation Committee of an independent compensation consultant with no other ties to the Company or its management.
●
Providing minimal levels of executive perquisites, generally limited to a car allowance and, with respect to one NEO,  tax preparation expenses.  Other than this, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

●	Regularly reviewing tally sheets and other analytical tools to assess executive compensation.
●	Not providing tax “gross-ups” for any element of executive compensation.
●	Not offering our executives participation in Supplement Executive Retirement Plans that provide extra benefits to the NEOs.

As more fully discussed elsewhere in this Proxy Statement, we do not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.

Roles of the Committee, Compensation Consultant and Management

The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Compensation Committee receives assistance from two sources during its evaluation process: (1) Frederic W. Cook & Co., Inc. (Cook), the Compensation Committee’s independent consulting firm; and (2) our internal compensation staff, led by our Executive Vice President, Chief Human Resources Officer.

Cook has been retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with management. Cook, at the Compensation Committee’s request, regularly provides independent advice on current trends in compensation design, and provides executive compensation data and compensation program proposals to assist in evaluating and setting the overall structure of our executive compensation program and the compensation levels of the NEOs.

The Compensation Committee reviews our CEO’s compensation annually and makes determinations regarding adjustments and other changes in salary, annual incentive and long-term incentive.

The CEO reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding base salary, annual incentive and long-term incentive.  The Board, upon recommendation of the Compensation Committee, reviews and approves the compensation for our executive officers other than our CEO.

Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by Cook, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based award guidelines.  The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a group of peer companies consisting of branded consumer product companies, with a focus on premium brands that had comparable annual revenues to the Company. Companies that meet these initial criteria are further screened by market capitalization, earnings before interest and taxes (EBIT), EBIT margin, and price to earnings ratio, to ensure a focus on high-growth companies.  In addition, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs.

The companies comprising the peer group for the study conducted in 2010 to determine 2011 compensation benchmarks for our NEOs are listed below.

2011 Peer Group
Aaron’s, Inc.	Gildan Activewear Inc.	Steven Madden, Ltd.
Alberto-Culver Company	Guess?, Inc.	The Timberland Company
Carter’s, Inc.	Lululemon Athletica Inc.	Tupperware Brands Corporation
Columbia Sportswear Company	Nu Skin Enterprises, Inc.	Under Armour, Inc.
Crocs, Inc.	Polaris Industries Inc.	The Warnaco Group, Inc.
Deckers Outdoor Corporation	Sealy Corporation	Wolverine World Wide, Inc.
Fossil, Inc.	Select Comfort Corporation

The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group with the assistance of Cook.  In October, 2011, the Compensation Committee reviewed the peer group and made no changes for the study conducted in 2011 to assist in compensation decisions for 2012 for our NEOs.

Tally Sheets

In addition to considering compensation levels for the Peer Group, the Compensation Committee also considers information contained in total compensation tally sheets for each NEO. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities.   The tally sheets summarize each component of compensation, including base salary, annual incentive plan payout, vested and unvested long-term incentive plan awards, 401(k) company contributions, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios.

Compensation Philosophy and Objectives

Our senior management compensation program is designed to attract, motivate and retain our management talent and to reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Compensation Components

The principal components of compensation for our NEOs include:

Pay Element	Purpose	Description	Link to Performance
Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation
Base salary levels are based on a number of factors and are significantly influenced by each individual’s sustained performance over time, including promotion to higher positions. Base salary is targeted at a competitive level, generally near the market median for each executive.

Annual Incentive Awards	To provide executives with a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.	Annual cash payout based on Company and individual performance over the fiscal year.
75% of the incentive plan’s target payout opportunity is based on the Company’s annual performance, including Net sales and EPS.   Achievement of individual objectives and overall individual performance determine 25% of the incentive opportunity. Annual incentive opportunity is targeted near the market median for each executive.

Pay Element	Purpose	Description	Link to Performance
Long-Term Incentive Awards
To align significant portions of executive compensation to the Company’s long-term performance as measured by long-term revenue growth and earnings objectives.

This component serves to motivate and retain executive talent.
Annual grants of stock options and PRSUs.
The target LTI grant value is allocated as a mix of PRSUs and stock options. Long-term incentive opportunity is targeted above the market median for each executive, consistent with the Company’s profile as a high growth company.

Overall, the Compensation Committee seeks to strike a balance among these three components, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.

Compensation Mix

The charts below show that most of our executive’s pay mix is variable and at risk (77% for our CEO and 72% for our other NEOs). The proportions of each pay component, shown below for 2011, may change in the future based on market or performance considerations.

2011 Compensation Mix

2011 and 2012 Compensation Actions

Base Salary

We pay base salaries in order to attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills and experience relative to his or her responsibilities in the position.

In 2009 and 2010, guided by data provided by our independent consultant and in consideration of the uncertain macroeconomic environment, the Compensation Committee determined not to change the salaries for each of our NEOs. The salaries for these executive officers, including the CEO and the other NEOs, continued to be near the median of the peer group. Based on market data provided by Cook and in light of the Company’s outstanding operating results in 2010, the Compensation Committee determined that certain salary increases and adjustments in 2011 for the NEOs were appropriate. In addition, and based more specifically on peer group comparisons, the Compensation Committee made additional adjustments to the salaries of Mr. Anderson and Mr. Williams to position them closer to the median. The Compensation Committee reviewed NEO base salaries and determined that no adjustments were necessary for 2012.  The table below details those changes:

Named Executive Officer	2010 Salary	Merit Increase (%)	Peer Group Adjustment (%)	Total Salary Adjustment (%)	2011 Salary	2012 Salary
Mark Sarvary	$750,000	5.0%	--	5.0%	$787,500	$787,500
Dale E. Williams	$340,000	5.0%	4.4%	9.4%	$372,000	$372,000
Richard W. Anderson	$328,000	6.1%	3.7%	9.8%	$360,000	$360,000
Matthew D. Clift	$360,000	6.1%	--	6.1%	$382,000	$382,000
David Montgomery	$382,488	4.0%	--	4.0%	$397,787	$397,787

2011 Annual Incentive Performance Achievement

Our annual incentive plan ensures that a significant portion of each NEO’s annual compensation is at risk and dependent on overall Company and individual performance. The program provides NEOs a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.  The Compensation Committee is responsible for administering the annual incentive plan pursuant to the terms of the Company’s Amended and Restated Annual Incentive Bonus Plan (Annual Incentive Plan) which was approved by our stockholders in May 2010. The Annual Incentive Plan provides for cash-based performance awards, including awards intended to qualify as performance compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

Since 2008, the Compensation Committee’s practice has been to set the targeted annual incentive level for the CEO at 100% of his base salary, taking into consideration the CEO’s overall responsibility for the performance of the Company, and the targeted annual incentive level for each of the other NEOs at 55% of his or her base salary.  For all NEOs, the actual incentive award payout is based on the achievement of the performance criteria, potentially amounting to more or less than the target amount.  Annual incentive payout can range from no payout to 200% of target payout.  The following table sets forth the targeted annual incentive levels for each NEO in 2011 shown as a percentage of his base salary, along with the maximum potential incentive opportunity:

Named Executive Officer	Target Award as a % of Salary	Target Award $	Maximum Award as a % of Salary
Mark Sarvary	100%	$787,500	200%
Dale E. Williams	55%	$204,600	110%
Richard W. Anderson	55%	$198,000	110%
Matthew D. Clift	55%	$210,100	110%
David Montgomery	55%	$218,783	110%

The annual incentive for our NEOs is comprised of several components established at the beginning of each year as determined by the Compensation Committee:

(i) a Company goals component based on specific Net Sales and EPS targets;

(ii) a Company goals component based on divisional or operating cash flow performance that aligns with the operational focus of each executive; and

(iii) an Individual goals component based on the successful execution of individual objectives, except for the CEO where EPS achievement replaces Individual goals for this component.

The table below identifies the 2011 performance metrics and weightings:

Executive	Corporate Net Sales and EPS	Corporate Cash Flow	Divisional Performance	Individual Performance	Corporate EPS	Total Weight
Mark Sarvary	50%	25%	--	--	25%	100%
Dale E. Williams	50%	25%	--	25%	--	100%
Richard W. Anderson	50%	--	25%	25%	--	100%
Matthew D. Clift	50%	--	25%	25%	--	100%
David Montgomery	50%	--	25%	25%	--	100%

The Company Net Sales/EPS goal component of the annual incentive was established using a matrix to allow for payments between 0% and 200%.  A failure to meet the minimum requirement may result in no incentive payment with respect to the Net Sales/EPS goal component.  In calculating the Net Sales/EPS goal component payout, the Compensation Committee has the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring item in its determination of whether the goal has been met, except that, in the case of any incentive intended to qualify as performance compensation under Section 162(m) of the Code, the Compensation Committee must determine at the time of establishing the goal that it will make an adjustment for one or more of these items if it arises.

The Company goal component based on divisional performance was added in 2010 to create stronger ties to specific operating performance.  Specific targets are assigned based on each individual’s area of responsibility. The North America and International divisions each have targets based on their division’s Net sales and Earnings Before Interest and Taxes (EBIT) performance.  Mr. Anderson’s divisional goals were based on North America Net sales and EBIT, and Mr. Montgomery's divisional goals were based on International Net sales and EBIT.  Operations-based individuals, including Mr. Clift, are incented on achievements against their cost management targets and Gross margin performance.  In calculating the Divisional goal component payout, the Compensation Committee may exercise the discretion described in the paragraph above.  Divisional targets for Messrs. Sarvary and Williams were based on overall company cash flow.  A matrix is used for each of these divisional targets to determine payouts between 0% and 200%.

The Individual goals component of the annual incentive for the NEOs is heavily weighted toward the successful completion of individual objectives.   The goals and objectives for all of the NEOs are initially approved by the CEO, subsequently reviewed by the Compensation Committee and, upon recommendation by the Compensation Committee, approved by the Board. The Individual goals component of the annual incentive targets 100% payout for the achievement of an executive’s annual objectives.  Payments can range from no incentive payment to 200% of the targeted Individual goals component, based on individual performance. The determination of whether the Individual goals component of the incentive has been met and to what degree is based on the subjective determination of the Compensation Committee, and in exercising this discretion the Compensation Committee looks broadly at each executive’s performance against individual objectives and the overall performance of the applicable NEOs within their specific area of responsibility. The CEO does not have an Individual goals component to his annual incentive award. In lieu of individual objectives, the CEO is evaluated against Corporate EPS performance.  However, the Compensation Committee evaluates Mr. Sarvary’s performance against individual objectives in evaluating whether to exercise its negative discretion to reduce the compensation determined based on the EPS component.

The design and purpose of the Company goals components, represented by the Net Sales/EPS targets and the divisional targets of the Company, and the purpose of the Individual goals component, represented by the achievement of individual targets or EPS, are to focus the NEOs on behaviors that support the overall performance and success of our Company.  Individual and Company goals are set with a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet the goals and objectives. The likelihood of attaining these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Achievement of Company Goals for 2011

2011 Performance Goals
Financial Objective	2010 Results	Threshold	Target	Maximum	2011 Results
Net Sales	$1,105 Million	$1,214 Million	$1,295 Million	$1,376 Million	$1,418 Million
Diluted EPS	$2.16	$2.50	$2.80	$3.15	$3.18
Operating Cash Flow	$184 Million	$222 Million	$239 Million	$255 Million	$249 Million

As a result of actual 2011 performance with respect to the Net Sales/EPS goals component, each of the NEOs received the maximum incentive payout of 200%.  Performance against the operating cash flow matrix was above target and merited a payout of 170% of target for this component for Messrs. Sarvary and Williams.

Divisional performance against the North America Net Sales/EBIT matrix was significantly above the range of accomplishment targeted and merited the maximum payout of 200% of the target for this component for Mr. Anderson.  Divisional performance against the International Net Sales/EBIT matrix was also above target and merited an incentive payout of 180% of the target for this component for Mr. Montgomery.  This performance reflects an adjustment by the Compensation Committee to recognize the benefit of a decision to increase international advertising investments.  Divisional performance against the Operations cost management/Gross margin matrix was above target and earned an incentive payout of 133% of target for this component for Mr. Clift. This performance reflects an adjustment by the Compensation Committee to recognize the operational recovery efforts required to respond to increased demand and temporary productivity issues associated with an information technology upgrade in our Denmark manufacturing plant.

Achievement of Individual Goals for 2011

In evaluating the 2011 individual goals performance for each NEO, other than Mr. Sarvary, the Compensation Committee considered the recommendations of the CEO and evaluated each NEO’s performance relative to his individual performance factors.  The Compensation Committee evaluated the CEO’s performance, and assessed his performance against the same factors in deciding whether to exercise negative discretion to reduce the amount determined based on the results of the EPS component.

The individual objectives for 2011 were based on business drivers and priorities to support the framework of the Company’s five-year strategic business plan. This led to strong alignment and shared focus across the organization, in the following areas of priority:

Deliver Financial Objectives
●	Manage budget continuously and at line item level – in a still uncertain environment
●	Complete the 2011 strategic plan, and develop a robust 2012 plan
●	Optimize use of cash
●	Focus on top-line growth in accordance with the plan in Europe and China in addition to North America

Strengthen Competitiveness
●	Increase understanding of, and commitment to Tempur-Pedic’s strategic goals and initiatives throughout the organization
●	Strengthen organization caliber and level of engagement
●	Implement major IT and other capital expense initiatives
●	Enhance standing with external constituencies

Implement the Strategic Growth Initiatives
●	Make sure everyone knows they would sleep better on Tempur-Pedic
●	Make sure there is a Tempur-Pedic mattress and a pillow for everyone
●	Make sure Tempur-Pedic is available to everyone
●	Make sure Tempur-Pedic continues to deliver the best sleep

Annual Incentive Plan Payments for 2011

Each NEO received a percentage payout of his overall incentive based on his performance for each component times the relative weight of each of the goal components: Company Net Sales/EPS (50%), the specifically designated divisional goals (25%) and the Individual goals component or EPS (25%).  2011 payouts were as follows:

Named Executive Officer	2011 Actual Payout	Percentage of Overall Incentive Bonus Target
Mark Sarvary	$1,401,750	178%
Dale E. Williams	$360,608	177%
Richard W. Anderson	$363,330	184%
Matthew D. Clift	$355,069	169%
David Montgomery	$393,262	180%

2012 Annual Incentive Plan

Based on an assessment of peer group data provided by the Compensation Committee’s independent consultant in October 2011, the Compensation Committee decided to maintain the targeted annual incentive percentage in relation to the CEO’s base salary for 2012 at 100%, but to increase the target percentage for the other NEOs from 55% to 60%.  The increased annual incentive target maintains peer group median proximity with total annual cash compensation.

Named Executive Officer	Target Award as a % of Salary	Target Award $	Maximum Award as a % of Salary
Mark Sarvary	100%	$787,500	200%
Dale E. Williams	60%	$223,200	120%
Richard W. Anderson	60%	$216,000	120%
Matthew D. Clift	60%	$229,200	120%
David Montgomery	60%	$238,672	120%

Long-Term Incentive Grants for 2011

Members of senior management, including our NEOs, are eligible to receive equity compensation awards under our equity incentive plans. We believe that providing equity awards as a component of compensation for senior managers aligns the interests of senior managers with the interests of our stockholders by focusing executives on the long-term growth of the Company, and not short-term individual performance. In addition, we believe that equity grants provide an additional method of compensation where the return for each senior manager is directly tied to stockholders’ return on their investment.

Our compensation philosophy for long-term incentives is to target grant-date award value above the median of the peer group at each level of the Company, unlike annual salary and annual incentive targets which are generally set at market median.  The Compensation Committee and the Board of Directors view the Company as a growth company and seek to attract, retain and motivate growth-oriented executives and employees who focus on long-term value creation.

Our practice is to grant multiple forms of long-term incentive awards, intending to accomplish different objectives with each award. Stock options are granted to align our executives with stock price performance. We also grant PRSUs, which are designed to reward participants for the successful achievement of multi-year sales growth and profit objectives, using a currency (Company common stock) that is strongly aligned with stockholders’ interests. For 2011 and 2012, the Compensation Committee allocated a greater percentage of the total long term incentive award to PRSUs as compared to stock options to address the lower efficiency of stock options due to a higher Black-Scholes value to stock price ratio than in previous years.  In 2011, the Compensation Committee awarded equity grants to NEOs other than Mr. Sarvary based on a fixed dollar target for each NEO, allocating 75% of the value as PRSUs and 25% as stock options.  The equity grant to Mr. Sarvary in 2011 was comprised solely of PRSUs because he had received a multi-year stock option grant in 2008 intended to cover the time period through 2011.

Named Executive Officer	2011 LTIP Grant Value	# of Stock Options	# of PRSUs
Mark Sarvary	$1,250,000	--	26,778
Dale E. Williams	$600,000	6,082	9,640
Richard W. Anderson	$600,000	6,082	9,640
Matthew D. Clift	$600,000	6,082	9,640
David Montgomery	$600,000	6,082	9,640

Each of the stock option awards granted in February 2011 has an exercise price of $46.68 and vests in three equal annual installments beginning on the first anniversary of the grant date and every year thereafter until all the shares are vested.

The PRSUs are earned if certain three-year sales growth and EBIT margin objectives are achieved.  Based on these metrics, the award payout at the end of the performance period will range from no payout to up to three times the target number of PRSUs. Net sales and EBIT margin objectives were chosen to support the Company’s aggressive 2014 long-term strategic goal.  At the time the targets were established in February 2011, the Compensation Committee believed that these targets were directly linked to the long-term growth objectives of our business.

Long-Term Incentive Grants for 2012

In 2012, the Compensation Committee awarded equity grants to all NEOs based on a fixed dollar target, allocating 75% of the value as PRSUs and 25% of the value as stock options.  The 2012 PRSUs are structured in the same manner as the 2011 program.  Performance metrics were established in line with the Company’s long-term sales growth plan and EBIT margin expectations for 2015.  The Compensation Committee also believed the targets require strong operating execution and are challenging for the executives to achieve.

The long-term incentive grant values determined by the Compensation Committee and the Board increased in 2012, compared to 2011, to recognize recent extraordinary performance, incent achievement of continued aggressive growth plans and increase retention of the executive officers.

The long-term incentive award for our CEO, Mr. Sarvary, increased significantly over his 2011 award.  Mr. Sarvary’s 2011 long-term grant represented only 50% of his target award for that year, as he was benefitting from a four-year front-loaded stock option grant in 2008.  The Compensation Committee awarded Mr. Sarvary a long-term incentive grant in 2012 that represents a 30% increase over his pro forma award target in 2011, i.e. the award he would have received if he were not benefitting from the vesting of the final year of his 2008-2011 stock options granted in 2008.

Named Executive Officer	2012 LTIP Grant Value	# of Stock Options	# of PRSUs
Mark Sarvary	$3,250,000	21,719	34,091
Dale E. Williams	$725,000	4,838	7,608
Richard W. Anderson	$725,000	4,838	7,608
Matthew D. Clift	$725,000	4,838	7,608
David Montgomery	$725,000	4,838	7,608

Each of the stock option awards granted in February 2012 has an exercise price of $71.50 and vests in three equal annual installments beginning on the first anniversary of the grant date and every year thereafter until all the shares are vested.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and directors through a minimum level of stock ownership.  The current guidelines provide that, within five years, the CEO should own shares valued at an amount equal to five times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive’s base salary.  Our directors also are required to own, within five years, shares valued at an amount equal to four times the director’s annual cash retainer.  The value of holdings of stock as well as vested options, restricted shares, restricted stock units, deferred stock units and performance units (for purposes of this paragraph “derivative securities”) are based on the average closing price of the Company’s common stock on the NYSE for the most recent period from February 15 through May 14.  The number of shares underlying derivative securities that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes, and, if applicable, the exercise price.  Until the guidelines are met, executive officers and directors are permitted to sell up to 50% of the total number of shares granted to them under the Company’s compensation plans that have vested.  The 50% limit includes shares sold or surrendered to pay taxes associated with the vested shares and shares sold or surrendered to pay the exercise price of stock options. A director or executive officer may exceed the 50% limit if necessary to pay taxes incurred due to vesting of deferred stock units or restricted stock units. In 2011, all of our executives and directors were on track to maintain compliance with the minimum stock ownership program.

Other Benefits

We offer a 401(k) plan to all of our eligible employees, including our senior management and NEOs. The plan is designed to allow employees to defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. In 2011, the Company matched 100% of the first three percent of each participating employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. The decision to make the match is at the sole discretion of the Company. The Company made the matching contribution in 2011 for all participating employees.  The Company does not offer any other defined contribution or defined benefit pension plans. There are no alternate plans in place for senior management.

The Company also offers various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Executive officers, including the NEOs, receive an annual car allowance.

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The employment agreements for the NEOs were put in place at the time they became executive officers of the Company (in certain cases, prior to the Company’s initial public offering in 2003). We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for the needs of the Company.  However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO’s  compensation package as a whole, the Compensation Committee expects that it will periodically analyze each of these arrangements for reasonableness and market competitiveness.

THE COMPANY’S OVERALL COMPENSATION APPROACH AND RISK INCENTIVES

The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking.  In 2011, employees were also eligible to receive a portion of their total compensation in the form of “at risk” compensation opportunities, including the annual incentive and, for senior managers, the long-term incentive awards.  The portion of “at risk” compensation increases as an employee’s level of responsibility within the Company increases.  While the annual incentive awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive program represents only a portion of eligible employees’ total compensation opportunities. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

The majority of “at risk” compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers’ interests with those of the Company’s stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules.  As described above, the long-term equity awards are comprised of stock options and PRSUs.  The ultimate value of the stock option awards is tied to the Company’s long-term stock price performance, while the value of the PRSU awards is dependent both on the Company’s operating results over a three-year period and the price performance of our stock.  Based on this long-range focus, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

As more fully described above, the Company maintains stock ownership guidelines applicable to executive officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur-Pedic International stock in order to promote a long-term “owner’s” view of our business.  The Compensation Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

Tax and Accounting Implications

Deductibility of Compensation under Section (162m) of the Code

Section 162(m) of the Code limits the Company’s deduction for compensation paid to the executive officers named in the Summary Compensation Table, other than the Chief Financial Officer, to $1 million unless certain requirements are met. The Company intends to structure its compensation arrangements in a manner that would comply with Section 162(m). Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m) of the Code.  In 2011, all salary and annual incentive compensation for our NEOs was tax-deductible.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments, including its 2002 Stock Option Plan and the 2003 Equity Incentive Plan, in accordance with FASB ASC 718, “Stock Compensation.”

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur-Pedic International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors.  The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by,

COMPENSATION COMMITTEE
Peter K. Hoffman (Chair)
Frank Doyle
John A. Heil
Sir Paul Judge

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur-Pedic International for the year ended December 31, 2011 of those persons who served as (i) our principal executive officer during the year ended December 31, 2011, (ii) our principal financial officer during the year ended December 31, 2011 and (iii) our other three most highly compensated executive officers for the year ended December 31, 2011. We refer to our principal executive officer, principal financial officer and the other three most highly compensated executive officers collectively as our “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (3)	Total ($)
Mark Sarvary — President and Chief Executive Officer	2011	$778,846	$—	$1,250,000	$—	$1,401,750	$17,969	$3,448,565
	2010	750,000	330,000	1,000,000	—	1,125,000	17,898	3,222,898
	2009	750,000	383,500	—	—	987,000	15,155	2,135,655
Dale E. Williams — Executive Vice President and Chief Financial Officer	2011	364,615	69,053	450,000	150,000	291,555	17,969	1,343,192
	2010	340,000	84,150	205,000	—	280,500	17,898	927,548
	2009	340,000	75,735	—	405,000	246,092	14,909	1,081,736
Richard W. Anderson — Executive Vice President and President, North America	2011	352,615	66,330	450,000	150,000	297,000	17,969	1,333,914
	2010	328,000	86,592	205,000	—	270,600	17,898	908,090
	2009	328,000	73,062	—	337,500	237,406	21,415	997,383
Matthew D. Clift — Executive Vice President of Global Operations	2011	376,923	75,111	450,000	150,000	279,958	17,969	1,349,961
	2010	360,000	87,120	205,000	—	297,000	17,898	967,018
	2009	360,000	74,844	—	472,500	260,568	24,313	1,192,225
David Montgomery — Executive Vice President and President of International Operations (4)	2011	397,787	76,027	450,000	150,000	317, 235	78,682	1,469,731
	2010	371,067	89,358	205,000	—	287,223	75,356	1,028,004
	2009	375,865	64,152	—	405,000	260,568	70,807	1,176,392

(1)
Bonus and Non-Equity Incentive Plan Compensation payouts were earned in 2011 and paid in 2012 pursuant to the 2011 Executive Incentive Bonus Plan. As described in the Compensation Discussion and Analysis, the amount paid upon the achievement of the Individual goals appear in the column “Bonus” and the amounts paid upon the achievement of the Company goals and Divisional goals appear in the column “Non-equity Incentive Plan Compensation.”

(2)
For stock awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 9 “Stock-based Compensation” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the valuations. Stock awards include performance restricted stock units (PRSUs), as described in the Compensation Discussion and Analysis. The grant date fair value displayed represents the target value at the grant date based upon the outcome of the performance conditions set forth in the PRSU award. The maximum value of the awards for each Named Executive Officer could be 300% of target, based on achievement of Net sales and EBIT margin objectives.

(3)	Represents amounts paid in 2011 on behalf of each of the Named Executive Officers for the following:

Named Executive Officer	Insurance Premiums and Disability	Contributions to Defined Contribution Plans	Car Allowance	Tax Preparation Fees
Mark Sarvary	$969	$9,800	$7,200	$—
Dale E. Williams	969	9,800	7,200	—
Richard W. Anderson	969	9,800	7,200	—
Matthew D. Clift	969	9,800	7,200	—
David Montgomery	14,074	39,779	24,060	770

(4)
Mr. Montgomery’s salary is paid in British Pounds (₤) and is converted to United States Dollars ($) using the monthly payments translated at the monthly average rate for each month in the year ended December 31, 2011. Mr. Montgomery’s Non-Equity Incentive Plan Compensation is denominated in British Pounds and has been converted to United States Dollar using the spot conversion rate for the date paid to Mr. Montgomery.

Grants of Plan-Based Awards

The following table provides information about annual and long term incentive award opportunities granted to our Named Executive Officers during 2011.  These incentive award opportunities are described in the Compensation Discussion and Analysis section of the proxy statement under “2011 and 2012 Compensation Actions.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark Sarvary
Annual Incentive Bonus	1/13/11	—	787,500	1,575,000
Stock Award (PRSUs)	2/22/11				—	26,778	80,334			1,250,000
Dale E. Williams
Annual Incentive Bonus	1/13/11	—	204,600	409,200
Stock Award (PRSUs)	2/22/11				—	9,640	28,920			450,000
Stock Option	2/22/11							6,082	$46.68	150,000
Richard W. Anderson
Annual Incentive Bonus	1/13/11	—	198,000	396,000
Stock Award (PRSUs)	2/22/11				—	9,640	28,920			450,000
Stock Option	2/22/11							6,082	$46.68	150,000
Matthew D. Clift
Annual Incentive Bonus	1/13/11	—	210,100	420,200
Stock Award (PRSUs)	2/22/11				—	9,640	28,920			450,000
Stock Option	2/22/11							6,082	$46.68	150,000
David Montgomery
Annual Incentive Bonus (5)	1/13/11	—	214,898	429,896
Stock Award (PRSUs)	2/22/11				—	9,640	28,920			450,000
Stock Option	2/22/11							6,082	$46.68	150,000

(1)
These columns show the 2011 annual award opportunities under the Annual Incentive Bonus Plan for Senior Executives. They do not reflect the actual amounts paid out under the program which are included in the Summary Compensation Table and discussed in detail in the Compensation Discussion and Analysis Section under “2011 and 2012 Compensation Actions.”

(2)
These columns show the 2011 stock awards which include performance restricted stock units (PRSUs) under the 2003 Equity Incentive Plan. These awards vest on December 31, 2013 and actual payouts are dependent upon performance metrics set forth by the Company. These awards are discussed in detail in the Compensation Discussion and Analysis Section under “2011 and 2012 Compensation Actions.”

(3)
This column shows the stock options granted in 2011 under the 2003 Equity Incentive Plan. The stock options vest over a three year period as follows: 33 1/3% vesting on each of the first three anniversaries of the grant date, subject to the named executive officer’s continued employment with the Company.

(4)
This column shows the grant date fair value of the PRSU and stock option awards in accordance with FASB ASC 718. See Note 9 “Stock-based Compensation” to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the valuations.  For the PRSU awards, the grant date fair value displayed represents the target value at the grant date based upon the outcome of the performance conditions.

(5)
Mr. Montgomery’s salary is paid in British Pounds (₤). As a result, the Annual Incentive Bonus threshold, target and maximum opportunities were converted to United States Dollars ($) based on the exchange spot rate on the date the award was granted (January 13, 2011).

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011 for each of our Named Executive Officers. The table also sets forth unvested stock awards assuming a market value of $52.53, the closing market price of our common stock on December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Sarvary	600,000	225,000	(1)	$7.81	6/30/2018
						105,672	(9)	$5,550,950
						53,556	(10)	2,813,297
Dale E. Williams	105,000	—	(2)	13.47	6/28/2016
	50,000	—	(3)	11.76	5/15/2018
	33,914	90,000	(4)	6.14	2/27/2019
	—	6,082	(5)	46.68	2/21/2021
						21,663	(9)	1,137,957
						19,280	(10)	1,012,779
Richard W. Anderson	45,000	—	(6)	20.27	12/21/2016
	75,000	25,000	(7)	20.02	1/29/2018
	25,000	—	(3)	11.76	5/15/2018
	37,500	75,000	(4)	6.14	2/27/2019
	—	6,082	(5)	46.68	2/21/2021
						21,663	(9)	1,137,957
						19,280	(10)	1,012,779
Matthew D. Clift	—	105,000	(4)	6.14	2/27/2019
	—	6,082	(5)	46.68	2/21/2021
						21,663	(9)	1,137,957
						19,280	(10)	1,012,779
David Montgomery	200,000	—	(8)	13.47	6/28/2016
	45,000	90,000	(4)	6.14	2/27/2019
	—	6,082 (5)		46.68	2/21/2021
						21,663	(9)	1,137,957
						19,280	(10)	1,012,779

(1)	These options, granted on June 30, 2008, have a 10-year term and become exercisable in four equal installments over four years, beginning with the one-year anniversary date of the grant.

(2)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on July 7, 2008 and the remaining shares became exercisable in equal installments on a quarterly basis over the subsequent twelve (12) quarters.

(3)	These options, granted on May 15, 2008, have a 10-year term and became exercisable in two equal installments over two years, beginning with the one-year anniversary date of the grant.

(4)	These options, granted on February 27, 2009, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(5)	These options, granted on February 22, 2011, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.

(6)	These options, granted on December 21, 2006, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(7)	These options, granted on January 29, 2008, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(8)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on February 24, 2008 and the remaining shares became exercisable in equal installments on a quarterly basis over the subsequent twelve quarters.

(9)
These PRSUs, granted on February 22, 2010, cover a three-year performance period ending December 31, 2012. Payout of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board of Directors of the Company, and is to occur no later than the fifteenth day of the third month following December 31, 2012. The amounts in this column represent potential future payout of the PRSUs based on achievement of the performance metrics at a level necessary to earn three times the target award.  These amounts do not necessarily represent the amount the Named Executive Officer will actually receive following December 31, 2012, which may be within a range from zero to three times the target award.

(10)
These PRSUs, granted on February 22, 2011, cover a three-year performance period ending December 31, 2013. Payout of the awards is dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board of Directors of the Company, and is to occur no later than the fifteenth day of the third month following December 31, 2013. The amounts in this column represent potential future payout of the PRSUs based on achievement of the performance metrics at a level necessary to earn two times the target award.  These amounts do not necessarily represent the amount the Named Executive Officer will actually receive following December 31, 2013, which may be within a range from zero to three times the target award.  These awards are discussed in detail in the Compensation Discussion and Analysis section under “2011 and 2012 Compensation Actions.”

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised during the year ended December 31, 2011, for our Named Executive Officers. No stock awards held by our Named Executive Officers vested during 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Sarvary	45,000	$2,288,621
Dale E. Williams	201,086	9,552,619
Richard W. Anderson	87,500	4,462,498
Matthew D. Clift	265,000	10,829,645
David Montgomery	200,000	8,350,924

.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur-Pedic International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each Named Executive Officer during employment and in the event of that executive’s termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of its Named Executive Officers, which are described below.  Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

“Good Reason.” Mr. Sarvary’s employment agreement generally defines “Good Reason” as relocation of his principal workplace, his demotion from his position as Chief Executive Officer, or Tempur-Pedic International’s material breach of his employment agreement. The employment agreements for Messrs. Williams, Clift and Anderson generally define “Good Reason” as relocation of their principal workplace, or Tempur-Pedic International’s material breach of their employment agreements.

“For Cause.”  The employment agreement for Mr. Sarvary generally defines “For Cause” as the employee’s (a)  willful and continued failure to substantially perform the reasonably assigned duties with Tempur-Pedic International, (b)  material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur-Pedic International, (d) willful misconduct which is materially and demonstrably injurious to Tempur-Pedic International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (f)  commission of an act of fraud, embezzlement, or misappropriation against Tempur-Pedic International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur-Pedic International’s business.

The employment agreements for Messrs Williams, Clift and Anderson each generally define “For Cause” as the employee’s (a) willful and continued failure to substantially perform his assigned duties with Tempur-Pedic International, (b) willful engagement in illegal conduct which is materially and demonstrably injurious to Tempur-Pedic International, (c) conviction of, or guilty plea or nolo contendere to, any felony, or (d) commission of an act of fraud, embezzlement, or misappropriation against Tempur-Pedic International, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur-Pedic International’s business.

Mr. Montgomery’s employment agreement does not provide for a “For Cause” termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties; he is guilty of fraud or dishonesty, conduct tending to bring himself or Tempur-International Limited into disrepute, conviction of criminal offence other than traffic violations not imposing custodial penalty; he becomes of unsound mind or a patient for purposes of any statute relating to mental health; he develops a drug or alcohol addiction; he breaches the rules or regulations of a regulatory authority relevant to Tempur-International Limited’s business or he refuses employment under an agreement of equal or better terms with a successor of Tempur-International Limited.

“Change of Control.” The 2002 Stock Option Plan does not employ this term. However, under stock option award agreements entered into pursuant to that Plan, 50% of unvested stock options shall immediately vest upon (a) any sale of all or substantially all of the assets of Tempur-Pedic International and its subsidiaries, or (b) any merger or consolidation of Tempur-Pedic International, or any transaction as a result of which Tempur-Pedic International is acquired by the purchase of a majority of its outstanding Common Stock, as a result of which, in each such case, the holders of a majority of the outstanding Common Stock before such merger, consolidation or sale cease to hold, directly or indirectly, a majority of the Common Stock of Tempur-Pedic International or a majority of the common stock of the successor to Tempur-Pedic International immediately following such merger, consolidation or sale.

Under the 2003 Equity Incentive Plan, as amended, “Change of Control” is generally defined as (a) an acquisition of a third party, unless Tempur-Pedic International’s existing stockholders continue to hold at least 50% of the outstanding stock, (b) an acquisition of more than 50% of the total combined voting power of Tempur-Pedic International’s outstanding securities pursuant to a tender or exchange offer made directly to Tempur-Pedic International’s stockholders that the Board does not recommend the stockholders accept, (c) over a period of 36 consecutive months or less, there is a change in the composition of a majority of the Board, without the approval of existing Board members, or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred.  The 2003 Equity Incentive Plan provides, unless provided otherwise in the specific award agreement, that upon a change in control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture, and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

Employment Arrangements

Mark Sarvary – On June 30, 2008 we entered into an employment agreement with Mark Sarvary, providing for his employment as President and Chief Executive Officer of Tempur-Pedic International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Sarvary’s agreement provided for an annual base salary of $750,000, subject to annual adjustment by our Board of Directors beginning January 1, 2009, a variable performance bonus set to a target of Mr. Sarvary’s base salary if certain criteria are met, and options to purchase shares of our common stock. In addition, he received a hiring bonus of $200,000 to help defray certain expenses not covered by the relocation policy offered to senior management, of which fifty percent was payable upon the commencement of his employment and fifty percent was paid upon the first anniversary of his employment.

Dale E. Williams – On March 5, 2008, we entered into an amended and restated employment agreement with Dale E. Williams, reflecting his promotion to Executive Vice President in 2007. The agreement provides for his employment as Executive Vice President, Chief Financial Officer and Secretary, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $225,000, subject to annual adjustment by our Board of Directors, a variable performance bonus set to a target of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of Tempur-Pedic International Inc. common stock.

Richard W. Anderson – On July 6, 2006, we entered into an executive employment agreement with Richard W. Anderson, effective July 18, 2006, providing for his employment as Executive Vice President, President North America or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $300,000, subject to annual adjustment by our Board of Directors, a variable performance bonus set to a target of Mr. Anderson’s base salary if certain criteria are met, a one-time hiring bonus and options to purchase shares of Tempur-Pedic International Inc. common stock.

Matthew D. Clift – On December 1, 2004, we entered into an executive employment agreement with Matthew D. Clift, providing for his employment as Executive Vice President, Operations or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $300,000, subject to annual adjustment by our Board of Directors, a variable performance bonus set to a target of Mr. Clift’s base salary if certain criteria are met, a one-time hiring bonus, options to purchase shares of Tempur-Pedic International Inc. common stock, and a grant of restricted stock units.

David Montgomery – On September 12, 2003, we entered into an executive employment agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur-International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provided for an annual base salary of £192,500, subject to annual adjustment by our Board of Directors, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

Termination of Employment Arrangements and Change in Control Arrangements

Each of the Company’s Named Executive Officers are entitled to receive certain compensation and/or other benefits if their employment were terminated under various circumstances. Receipt of any severance and benefits is conditioned on the Named Executive Officer signing a release and waiver of claims in a form satisfactory to Tempur-Pedic International or Tempur-International Limited, as applicable. No Named Executive Officers are entitled to gross-ups associated with taxes owed on Change in Control payments or taxes due to Section 280G of the Code.  By the terms of their employment agreements  our executive officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Mr. Sarvary, two years following termination of their employment and working with or for any competing companies during their employment and for one or, for Mr. Sarvary, two years thereafter.

The table below sets forth the amounts payable to each Named Executive Officer assuming the executive officer’s employment had terminated under various scenarios on December 31, 2011 (the last business day of fiscal 2011). Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums a Named Executive Officer would receive if his employment were terminated or there were a change of control of Tempur-Pedic International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the Named Executive Officers who were employed by Tempur-Pedic International or any of its subsidiaries on December 31, 2011 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the Named Executive Officers, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2011. Payments which Tempur-Pedic International may make in the future upon an employee’s termination of employment or upon a change of control of Tempur-Pedic International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2011. The fair value of the equity awards reflects the intrinsic value of unvested stock options and PRSU, whose vesting is accelerated or continued due to the termination or change of control, assuming a closing price of our common stock on December 31, 2011 of $52.53.

Name	Benefits and Payments	Termination By Company Without Cause ($) (1)	Employee Resignation For Good Reason ($) (1)	Termination By Company For Cause ($)	Termination Due to Disability ($) (1)	Termination Due to Death ($) (1)	Change of Control ($) (2)	Change of Control and Termination ($) (2)

Mark Sarvary	Cash Severance (3)	$2,336,471	$2,336,471	—	$787,500	$787,500	—	—
	Annual Incentive Payment (4)	787,500	787,500	—	787,500	787,500	—	—
	Acceleration of equity awards (5)	10,062,000	10,062,000	—	10,062,000	13,318,965	—	13,318,965
	Health and Welfare Continuation (6)	26,029	26,029	—	—	—	—	—
Dale E. Williams	Cash Severance (7)	372,000	372,000	—	—	—	—	—
	Annual Incentive Payment (4)	204,600	204,600	—	204,600	204,600	—	—
	Acceleration of equity awards (8)	—	—	—	35,580	921,288	35,580	3,008,838
	Health and Welfare Continuation (6)	13,014	13,014	—	—	—	—	—
Richard W. Anderson	Cash Severance (7)	360,000	360,000	—	—	—	—	—
	Annual Incentive Payment (4)	198,000	198,000	—	198,000	198,000	—	—
	Acceleration of equity awards (9)	—	—	—	35,580	921,288	35,580	3,473,663
	Health and Welfare Continuation (6)	13,014	13,014	—	—	—	—	—
Matthew D. Clift	Cash Severance (7)	382,000	382,000	—	—	—	—	—
	Annual Incentive Payment (4)	210,100	210,100	—	210,100	210,100	—	—
	Acceleration of equity awards (10)	—	—	—	35,580	921,288	35,580	3,356,763
	Health and Welfare Continuation (6)	10,725	10,725	—	—	—	—	—
David Montgomery	Cash Severance (11)	397,787	397,787	—	See FN 12	See FN 12	—	—
	Annual Incentive Payment	—	—	—	—	—	—	—
	Acceleration of equity awards (13)	—	—	—	35,580	921,288	35,580	3,008,838
	Health and Welfare Continuation	—	—	—	—	—	—	—
	Pension Benefits (14)	39,779	39,779	—	—	—	—	—
	Car Allowance (15)	24,060	24,060	—	—	—	—	—

(1)	Excludes amounts for both unpaid, earned salary and for accrued, unused vacation.

(2)
The executive officers’ employment agreements do not provide for any payments solely due to a change in control of Tempur-Pedic International or Tempur-International Limited, as applicable.  To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the column and the specific details are described in separate footnotes.  To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.

(3)
For Mr. Sarvary, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary reduced by benefit continuation payments and a lump sum amount equal to the pro-rata portion of base salary. Upon Termination as a result of Death or Disability, Mr. Sarvary will receive a lump sum payment equal to the pro-rata portion of base salary.

(4)
Incentive compensation is calculated at target and represents the pro-rata portion of the target amount with respect to the year in which the termination or death/disability occurs. Refer to “Compensation Discussion and Analysis – 2011 and 2012 Compensation Actions” for a discussion of each Named Executive Officer’s Target incentive compensation.

(5)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Sarvary’s stock option agreement dated June 30, 2008 provides that if he is terminated without cause, resigns for good reason, is terminated as a result of death or disability or is terminated upon Tempur-Pedic International’s election not to renew his employment agreement, his next installment of 225,000 unvested options as of the date preceding his termination will accelerate. In the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of 225,000 unvested options will accelerate as of the date preceding his termination. Mr. Sarvary’s PRSU agreements dated February 22, 2010 and 2011 provide that if he is terminated without cause, resigns for good reason, is terminated as a result of death or disability, and in the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards  immediately vest.

(6)
For Mr. Sarvary, the continuation of welfare benefits will continue for a period of two years. For all other Named Executive Officer’s (except for Mr. Montgomery) the continuation of welfare benefits is for a period of twelve months.

(7)
For Messrs. Williams, Clift and Anderson, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. William’s stock option agreement dated February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. Mr. Williams’ stock option agreement dated February 22, 2011 provides that if he is terminated due to disability, death, change in control, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Williams’ PRSU agreements dated February 22, 2010 and 2011 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(9)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Anderson’s stock option agreements dated January 29, 2008 and February 27, 2009 provide that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. Mr. Anderson’s stock option agreement dated February 22, 2011 provides that if he is terminated due to disability, death, change in control, or in the event of a change in control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Anderson’s PRSU agreements dated February 22, 2010 and 2011 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(10)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Clift’s stock option agreement dated February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. Mr. Clift’s stock option agreement dated February 22, 2011 provides that if he is terminated due to disability, death, change in control, or in the event of a change in control, if Mr. Clift is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Clift’s PRSU agreements dated February 22, 2010 and 2011 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Clift is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(11)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.

(12)
For death while in service to the Company, insurance coverage exists which will provide for four (4) times base salary paid in a lump sum, of which the payout as of December 31, 2011 would have been $1,591,148: this benefit is available to all other employees who work in the United Kingdom (UK) at three (3) times base salary. In addition, a widow’s benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65; the payout for this component would have been $1,392,255 as of December 31, 2011. The widow’s benefit is only available to Mr. Montgomery.

Mr. Montgomery also has Company-provided insurance coverage providing a lump sum of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2011, would have been $1,591,148; this benefit is available to all other members of the management team in the UK at three (3) times base salary. In the case of long term disability, permanent health insurance coverage will be provided equal to 55% of salary until normal retirement age; the payout for this component is also covered by an insurance contract and would have been $3,062,960 as of December 31, 2011. The permanent health insurance coverage benefit is only available to Mr. Montgomery.

(13)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreement dated February 27, 2009 provides that if he is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his next installment of unvested options will accelerate as of the date preceding his termination. Mr. Montgomery’s stock option agreement dated February 22, 2011 provides that if he is terminated due to disability, death, change in control, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Montgomery’s PRSU agreements dated February 22, 2010 and 2011 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(14)
For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.

(15)
For Mr. Montgomery, the amount presented under Car allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company’s non-employee directors receive the following annual compensation for their service on the Board of Directors:

Annual Retainer:	$55,000, payable in equal quarterly installments.

Annual Equity Award Grant:	An annual equity award targeted at $80,000, representing 25% grants of options and 75% DSUs.

Annual Non-executive Chairman of the Board Retainer:	$25,000 cash retainer and a supplemental equity award targeted at $60,000, representing 25% grants of options and 75% Deferred Stock Units (DSUs).

Annual Committee Chair Retainer:	●	Audit Committee Chair receives a cash retainer of $18,000.
	●	Compensation Committee Chair receives a cash retainer of $10,000.
	●	Nominating and Governance Committee Chair receives a cash retainer of $5,000.
Committee Member Retainers:	●	Each Audit Committee member receives a cash retainer of $18,000.
	●	Each Compensation Committee member receives a cash retainer of $10,000.
	●	Each Nominating and Governance Committee member receives a cash retainer of $5,000.

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings.

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors during the year ended December 31, 2011. Mr. Sarvary does not receive any additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(4)		Stock Awards ($)(4)		Total ($)

Evelyn S. Dilsaver	$73,000	$20,000	(2)	$60,000	(3)	$153,000
Frank Doyle	101,000	20,000	(2)	60,000	(3)	181,000
John A. Heil	72,500	20,000	(2)	60,000	(3)	152,500
Peter K. Hoffman	93,000	20,000	(2)	60,000	(3)	173,000
Sir Paul Judge	83,000	20,000	(2)	60,000	(3)	163,000
Nancy F. Koehn	78,000	20,000	(2)	60,000	(3)	158,000
Christopher A. Masto	67,500	20,000	(2)	60,000	(3)	147,500
P. Andrews McLane	82,500	35,000	(2)	105,000	(3)	222,500
Robert B. Trussell, Jr.	55,000	20,000	(2)	60,000	(3)	135,000

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting. The amounts shown are pro-rated for fiscal year 2011, and do not represent the amounts each director will earn from the 2011 Annual Meeting until the 2012 Annual Meeting.

(2)
Stock option grants covering 679 shares of common stock were made to each non-employee Director on April 26, 2011 at an exercise price of $61.72 and a fair value of $29.45 per share, and options covering an additional 509 shares were granted to the Non-executive Chair of the Board. The option awards vest in four equal increments at the end of July 2011, October 2011, January 2012 and April 2012. Vesting of each option award is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board, as of the applicable vesting date.

(3)
DSU grants covering 972 shares of common stock were made to each non-employee Director on April 26, 2011 at a fair value of $61.72, and DSUs covering an additional 729 shares were granted to the Non-executive Chair of the Board. The DSUs vest in four equal increments at the end of July 2011, October 2011, January 2012 and April 2012. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the Grant Date applicable to each DSU.

(4)
For DSU awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report for the year ended December 31, 2011 for a complete description of the valuations. The following table sets forth the aggregate number of option awards and stock awards outstanding for each director as of December 31, 2011:

	Aggregate Option Awards Outstanding as of	Aggregate DSU Awards Outstanding as of December 31, 2011
Name	December 31, 2011	Unvested	Vested

Evelyn S. Dilsaver	12,114	486	1,686
Frank Doyle	98,923	486	1,686
John A. Heil	3,323	486	1,686
Peter K. Hoffman	80,973	486	1,686
Sir Paul Judge	7,723	486	1,686
Nancy F. Koehn	88,973	486	1,686
Christopher A. Masto	60,523	486	1,686
P. Andrews McLane	5,815	850	2,951
Robert B. Trussell, Jr.	24,923	486	1,686

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Tempur-Pedic International’s executive officers, directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, Tempur-Pedic International believes that during the year ended December 31, 2011, its executive officers, directors, and greater than 5% stockholders complied with all Section 16(a) filing requirements except that each of Messrs. Sarvary, Anderson, Clift, Montgomery, Patrick, Williams and Rao and Ms. Jones filed Form 4s reporting the grant of one award of stock options on February 25, 2011 instead of February 24, 2011.

Certain Relationships and Related Transactions

During 2011 there were no related party transactions as defined under the Company’s policy Governing Related Party Transactions or the rules of the SEC or NYSE.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur-Pedic International’s independent auditors for the year ending December 31, 2012. Ernst & Young became the independent auditors for Tempur-Pedic International after Tempur-Pedic International acquired Tempur World, Inc. in 2002. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present entitled to vote and at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR-PEDIC INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2012.

Fees for Independent Auditors During the Years Ended December 31, 2011 and 2010

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2011 and 2010 were approximately as follows (amounts represent fees billed, in thousands):

	2011	2010
Audit fees(1)	$1,760	$1,631
Audit-related fees(2)	8	131
Tax fees(3)	165	420
All other fees	—	—
Total	$1,933	$2,182

(1) Audit fees billed for 2011 and 2010 were related to services provided in connection with the audit of our financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting as of and for the years ended December 31, 2011 and 2010, the statutory audits of certain international subsidiaries and the reviews of our quarterly financial statements.

(2) Audit-related fees include fees for services related to consultation on accounting standards or transactions.

(3) Tax fees include fees for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of the independent auditor. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit —Annual audit fees relate to services rendered in connection with the audit of Tempur-Pedic International’s consolidated financial statements and the quarterly reviews of financial statements included in Tempur-Pedic International’s quarterly report on Form 10-Q and registration statements filed with the SEC.

Audit Related Services —Audit related services include fees for services related to consultation on accounting standards or transactions, statutory audits, and business acquisitions.

Tax —Tax services include fees for tax compliance, tax advice, and tax planning.

Other Services —Other services are pre-approved on an engagement-by-engagement basis.

During the last two years ended December 31, 2011 and 2010, the Audit Committee approved 100% of the Audit Related Service and 100% of the Tax services.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur-Pedic International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2011, the Audit Committee was composed of five directors, Frank Doyle, Evelyn S. Dilsaver, Peter K. Hoffman, Sir Paul Judge and Nancy F. Koehn, each of whom the Board of Directors has determined is “independent” as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that Mr. Doyle, Ms. Dilsaver, Mr. Hoffman, and Sir Paul Judge are “audit committee financial experts” as defined under the applicable rules of the Securities and Exchange Commission.  The charter of the Audit Committee is available on Tempur-Pedic International’s website at http://investor.tempurpedic.com/ under the caption “Corporate Governance.”

Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent certified public accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its responsibilities, the Audit Committee met on ten occasions during 2011, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent accountants the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent accountants, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended and as adopted by the PCAOB in Rule 3200T. The Audit Committee received from the Company’s independent accountants written disclosures required by the applicable standards of the Public Company Accounting Oversight Board and the Audit Committee has discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management, internal auditors and the independent accountants, and the Audit Committee’s review of the audited consolidated financial statements, evaluations of the Company’s internal controls, and the representations of management, internal auditors and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Frank Doyle (Chair)
Evelyn S. Dilsaver
Peter K. Hoffman
Sir Paul Judge
Nancy F. Koehn

PROPOSAL THREE
ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. In 2011, in accordance with the Board’s recommendation, the Company’s stockholders overwhelmingly voted for the option to hold such vote annually.

As described in detail under the heading “Executive Compensation and Related Information – Compensation Discussion and Analysis,” above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including the Named Executive Officers and to reward them for strong Company performance and successful execution of our key business plans and strategies.  Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value.  The Compensation Committee of the Board of Directors regularly reviews the Company’s compensation programs to confirm that they are achieving these goals.  Please read the “Compensation Discussion and Analysis,” above, for additional details about our executive compensation programs, including information about the compensation of our Named Executive Officers in 2011.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices as described in this proxy statement.  Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

VOTE REQUIRED

The affirmative vote of the majority of shares present and entitled to vote on the proposal will be required to approve Proposal Three. The say-on-pay vote is advisory, and therefore not binding on Tempur-Pedic International, its Compensation Committee or Board of Directors.  The Board of Directors and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Stockholder Proposals For 2013 Proxy Statement

To be considered for inclusion in our proxy statement for the 2013 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on November 16, 2012, at the following address:

Corporate Secretary
Tempur-Pedic International Inc.
1713 Jaggie Fox Way
Lexington, Kentucky  40511

In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur-Pedic International’s By-laws.  The requirements include:

●
providing written notice that is received by Tempur-Pedic International’s Corporate Secretary between November 26, 2012 and December 26, 2012 (subject to adjustment if the date of the 2013 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2012 annual meeting, as provided in Article II, Section 2.12 of the By-laws); and

●	supplying the additional information listed in Article II, Section 2.12 of the By-laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2011 is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur-Pedic International at our principal executive offices at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 and is also available at on our website at http://investor.tempurpedic.com/ under the caption “SEC Filings.”

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials is being delivered to multiple security holders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K, the Proxy Statement or  Notice of Internet Availability of Proxy Materials to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K, Proxy Statement or Notice of Internet Availability of Proxy Materials, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Corporate Secretary of Tempur-Pedic International at our principal executive offices at 1713 Jaggie Fox Way, Lexington, Kentucky 40511 or call or call the Corporate Secretary of Tempur-Pedic International at (800) 878-8889.

Cost of Solicitation

Tempur-Pedic International will pay the costs of soliciting proxies from stockholders. Directors, executive officers, and regular employees may solicit proxies, either personally or by telephone, on behalf of Tempur-Pedic International, without additional compensation, other than the time expended and telephone charges in making such solicitations.

Other Matters

The Board of Directors knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

LOU H. JONES
Executive Vice President, General Counsel
and Secretary

Lexington, Kentucky
March 16, 2012

TEMPUR-PEDIC INTERNATIONAL, INC. 1713 JAGGIE FOX WAY LEXINGTON, KY 40511	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41560-P19720

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

TEMPUR-PEDIC INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Evelyn S. Dilsaver	▢	▢	▢
1b. Frank Doyle	▢	▢	▢
1c. John A. Heil	▢	▢	▢
1d. Peter K. Hoffman	▢	▢	▢
1e. Sir Paul Judge	▢	▢	▢
1f. Nancy F. Koehn	▢	▢	▢
1g. Christopher A. Masto	▢	▢	▢
1h. P. Andrews McLane	▢	▢	▢
1i. Mark Sarvary	▢	▢	▢
1j. Robert B. Trussell, Jr.	▢	▢	▢

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.	▢	▢	▢
3. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	▢	▢	▢

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur-Pedic International prior to the meeting or by filing with the Corporate Secretary of Tempur-Pedic International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur-Pedic International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur-Pedic International called for April 25, 2012 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K for the year ending December 31, 2011, Notice of the Annual Meeting and Proxy Statement
are available at www.proxyvote.com.

M41561-P19720

TEMPUR-PEDIC INTERNATIONAL INC.
Annual Meeting of Stockholders
April 25, 2012 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of TEMPUR-PEDIC INTERNATIONAL INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 16, 2012, and hereby appoint Bhaskar Rao and Dale E. Williams, each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Tempur-Pedic International Inc. to be held at 10:00 a.m., local time, on April 25, 2012 at the offices of Bingham McCutchen LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 or at any adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Tempur-Pedic International prior to the meeting or by filing with the Secretary of Tempur-Pedic International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of Tempur-Pedic International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur-Pedic International Inc. called for April 25, 2012, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. (IMPORTANT - PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD)

Continued and to be signed on reverse side